UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________
FORM 8-K
 _____________________________________________
Current Report
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 8, 2018
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Marathon Petroleum Corporation
(Exact name of registrant as specified in its charter)
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Delaware	001-35054	27-1284632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 South Main Street Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 422-2121
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Marathon Petroleum Corporation (the “Company”) completed its acquisition of Andeavor on October 1, 2018. As previously disclosed, within three years of the acquisition closing, the Company expects to realize at least $1 billion in annual gross run-rate synergies in connection with the integration of Andeavor into the Company’s business. On November 8, 2018, based on information considered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company with respect to a proposed special performance unit incentive program (“Synergy Incentive Program”) for the Company’s executive officers and other senior employees, a subcommittee of the Committee, pursuant to authority delegated to it by the Committee, established the Synergy Incentive Program and established performance targets for the bonus opportunities (“Synergy Bonuses”) to be granted thereunder. Individual Synergy Bonuses have not yet been granted. The Synergy Incentive Program was adopted pursuant to the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan.
In general, the Synergy Bonuses will be payable in cash upon the achievement of specified amounts of cumulative annual gross synergies ("Achieved Synergies"). The amount of the Synergy Bonuses payable to all participants through the term of the Synergy Incentive Program is expected to be approximately $65 million assuming achievement of target results. The Synergy Bonuses will generally be payable following completion of each of three performance periods. Earlier vesting provisions may apply in the event of a participant's death or termination of employment, a change in control of the Company, or if the Achieved Synergies reach $2.0 billion prior to the completion of the Third Performance Period (as defined below).
Target and maximum Synergy Bonuses will be payable to participants with respect to the October 1, 2018 through December 31, 2019 period (the “First Performance Period”) if the Achieved Synergies are at least $480 million or $960 million, respectively, as determined following completion of the First Performance Period. Target and maximum Synergy Bonuses will be payable to participants with respect to the January 1, 2020 through December 31, 2020 period (the “Second Performance Period”) if the Achieved Synergies are at least $710 million or $1.42 billion, respectively, as determined following completion of the Second Performance Period. Target and maximum Synergy Bonuses will be payable to participants with respect to the January 1, 2021 through December 31, 2021 period (the “Third Performance Period”) if the Achieved Synergies are at least $1.0 billion or $2.0 billion, respectively, as determined following completion of the Third Performance Period. Threshold Synergy Bonuses for participants generally will be payable to participants if the Achieved Synergies for the applicable performance period are at least 50% of target or, for the Company's Chairman and Chief Executive Officer, at least 60% of target.
Synergy Bonuses for results between the applicable threshold, target and maximum levels will be interpolated on a straight-line basis to determine the percentage of the Synergy Bonuses earned; provided, however, that Synergy Bonuses for results above target for the Third Performance Period will be calculated as an amount equal to the greater of (a)(i) the product of the performance units awarded on the grant date multiplied by the payout percentage for the Third Performance Period minus (ii) the sum of the Synergy Bonuses paid with respect to the First Performance Period and the Second Performance Period, and (b) the performance units allocated to the Third Performance Period multiplied by the applicable payout percentage for the Third Performance Period. The Committee has sole and absolute authority and discretion to reduce the Synergy Bonus payout for any performance period as it may deem appropriate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: November 14, 2018	By:	/s/ Molly R. Benson
Name: Molly R. Benson
Title: Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary